EXHIBIT 99.2


                               CAUSE NO. 05-10742


MOTIENT CORPORATION,                 ss.             IN THE DISTRICT COURT OF
                                     ss.
           Plaintiff,                ss.
                                     ss.
v.                                   ss.             D-95th JUDICIAL DISTRICT
                                     ss.
JAMES D. DONDERO,                    ss.
                                     ss.
           Defendant.                ss.             DALLAS COUNTY, TEXAS


                          PLAINTIFF'S ORIGINAL PETITION
                          -----------------------------


                  Plaintiff Motient Corporation ("Motient" or "Plaintiff") files this Original Petition against Defendant James D. Dondero ("Defendant" or "Dondero") on personal knowledge and/or information and belief, as follows:


                            I. PRELIMINARY STATEMENT
                               ---------------------

                  Decades ago, a prominent court aptly described some of the obligations assumed by Defendant Dondero when he became a director of Motient:


                  Corporate officers and directors are not permitted to use their position of trust and confidence to further their private interests. ... A public policy, existing through the years, and derived from a profound knowledge of human characteristics and motives, has established a rule that demands of a corporate officer or director, peremptorily and inexorably, the most scrupulous observance of his duty, not only to protect the interests of the corporation committed to his charge, but also to refrain from doing anything that would work injury to the corporation. ... The rule that requires an undivided and unselfish loyalty to the corporation demands that there shall be no conflict between duty and self-interest.(1)

____________________
(1) Guth v. Loft, 5 A.2d 503, 510 (Del. 1939).



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In spite of these clear duties, Dondero has embarked upon a course of conduct that advances his personal interests, and those of the investment funds he controls, at the expense and to the detriment of Motient. In particular, when Dondero, in his capacity as a director, was advised of a potential technical problem in a document relating to an equity transaction and of a ready solution therefor, he chose to exploit the problem for his personal gain rather than facilitating--or even acquiescing in--the solution. In so doing, Dondero has, among other things: (i) caused Motient to have to expend substantial sums in the defense of litigation instituted by Dondero and his investment funds; (ii) jeopardized the potential NASDAQ listing of Motient's common stock that would be of unquestioned benefit to Motient; and (iii) publicly amplified Motient's technical and readily curable potential problem in an effort to incite other shareholders to similarly turn against Motient. In perhaps the ultimate abrogation of his fiduciary duties, Dondero has actually filed a suit in which he has requested that a court prohibit Motient from curing the potential problem that he seeks to exploit. Dondero's apparent goal is to drive down the price of its common stock, and to induce other holders of its convertible preferred stock to sell out to him, so as to enable Dondero to acquire control of Motient--and with it, Motient's valuable ownership interests in radio frequencies that will ultimately support new nationwide satellite-and-terrestrial cellular telephone networks. As a result, Motient has no choice but to reluctantly institute this action against one of its own investors and directors, in order to recover from Dondero the substantial damages that he has caused Motient to incur and to enjoin Dondero from further actions in breach of his fiduciary duties.

                           II. DISCOVERY CONTROL PLAN
                               ----------------------

         1. In accordance with Rule 190.3 of the Texas Rules of Civil Procedure, Plaintiff intends to conduct discovery in this case pursuant to Discovery Level 2.



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                                  III. PARTIES
                                       -------

         2. Plaintiff Motient Corporation is a Delaware corporation with its principal place of business in Illinois.

         3. Defendant James Dondero is a citizen of the State of Texas and, on information and belief, resides in Dallas County, Texas. Defendant may be served with process by delivering a copy of the citation, with a copy of the petition attached thereto, to his designated place of business: James Dondero, Highland Capital Management, L.P., 13455 Noel Road, Ste. 1300, Dallas, Texas 75240.

                           IV. JURISDICTION AND VENUE
                               ----------------------

         4. This Court has jurisdiction over the subject matter of this case because the amount in controversy exceeds the Court's minimum jurisdictional requirements and pursuant to Section 65.021(a) of the Texas Civil Practices and Remedies Code, because Plaintiff seeks injunctive relief.

         5. This Court has personal jurisdiction over Dondero because he is a citizen of the State of Texas, because he has availed himself of the privileges and benefits of conducting business in Texas, and because he has committed the torts described in this Petition, in whole or in part, in the State of Texas.

         6. Venue for this case is appropriate in the district courts of Dallas County pursuant to Sections 15.002(a)(1) and (a)(2) of the Texas Civil Practice and Remedies Code because Dallas County is the county in which all or a substantial part of the events or omissions giving rise to the claim occurred and because it was the county of Dondero's residence at the time the cause of action accrued.

                             V. FACTUAL BACKGROUND
                                ------------------

         Motient.
         -------



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         7. Motient is a nationwide provider of wireless data solutions for
Fortune 500 companies and the small to medium size enterprise business market. Motient was formed in the late 1980s to construct, launch, and operate a mobile satellite-based communications network. In the late 1990s, Motient acquired a mobile terrestrial-based communications network called ARDIS. In 2000, Motient contributed its satellite assets to a joint venture called Mobile Satellite Ventures ("MSV"), of which Motient now owns approximately 49%.

         Dondero.
         -------

         8. Defendant Dondero has been a member of Motient's Board of Directors ("Board") since July 2002. According to Dondero's SEC filings, Dondero's principal business is serving as the President of Highland Capital Management, L.P. ("Highland"). Highland and its investment subsidiaries, including Highland Crusader Offshore Partners, Highland Equity Focus Fund, L.P., and Highland Capital Management Services, Inc. (collectively, the "Highland Entities"). Highland describes itself as a "distressed investment manager" and further describes its business as "brandish[ing] its saber on a financial crusade that focuses on credit and special situation investing." Highland claims to manage more than $14 billion in assets and has been referenced in at least one trade publication as the world's second biggest manager of leveraged loans.

         9. Dondero is a 75% owner of Highland and the sole director and shareholder of Highland's general partner, Strand Advisors, Inc.

         10. Through his investment affiliates, including the Highland Entities, Dondero is a "vulture fund" investor who specializes in seeking profit through investments in distressed companies. Investors like Dondero typically attempt to purchase a company's debt at deep discounts, entitling them to priority principal and interest payments. Then, through the eventual conversion of their debt to equity in reorganization, such investors often ultimately leverage their investment to direct the future of the company.



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

         11. Dondero has a history of aggressive actions in connection with his investments, including forcing companies into bankruptcy and engaging in protracted legal battles related to their investments. Highland's use of litigation as a strategic tool for accomplishing investment objectives often takes the form--as in this case--of filing multiple actions involving the same investment in different forums. For Dondero, litigation is often an essential component of the investment strategy. In fact, on their website, Dondero's principal litigation counsel, the Lackey Hershman Law Firm in Dallas, proudly quote an adversary's description of them as "a plague of locusts" determined to "eat anything in their path until it's gone."

         12. Dondero has become so well known in the investment community for acrimonious conduct in furtherance of his investment strategy that at least one prominent firm has insisted on contractual provisions that prevent Dondero from purchasing certain issuers' securities.

         Dondero's Motient Investments.
         ------------------------------

         13. Prior to Motient's entry into bankruptcy in January 2002, Dondero purchased approximately $33 million (face value), or approximately ten percent, of Motient's outstanding high-yield debt. Shortly thereafter, Motient filed for bankruptcy protection and underwent a reorganization because of an inability to pay interest on its high-yield debt. As part of Motient's reorganization, Dondero's debt investment was converted to equity.

         14. Since its emergence from bankruptcy in 2002, Motient has incurred and repaid additional debt and raised additional capital in several separate transactions. Dondero never voted against these transactions and always participated as an investor or lender. As a result of this participation, Dondero is now Motient's second-biggest shareholder.



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         Motient's Series A Preferred Stock.
         -----------------------------------

         15. Motient's most recent equity transaction, unanimously approved by Motient's Board (including Dondero), was its April 2005 issuance of over $400 million in Series A (Convertible) Preferred Stock.

         16. Motient originally contemplated that Motient's Series A Preferred Stock would include the same voting rights as all of Motient's other equity offerings (i.e., the right to vote along with Motient's common stock on all matters on an as-converted basis). By April 8, 2005, Motient's officers had reached agreement with investors to purchase up to $550 million in Series A Preferred Stock--of which Dondero had committed to purchase $90 million, knowing that the term sheet still contemplated that the Series A Preferred Stock would vote with Motient's common stock.

         17. As the offering documents were being drafted for the private placement of the Series A Preferred Stock, Dondero requested that the voting rights of the Series A Preferred Stock be limited so that Highland could participate in the offering without being required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         18. In response to Dondero's demand, the Board resolved to issue Series A Preferred Stock with limited voting rights insufficient to trigger an HSR filing requirement.

         19. Shortly after the April 2005 Series A transaction closed, Motient discovered that its efforts to accommodate Dondero's demand concerning the Series A Preferred Stock voting rights were, in fact, unnecessary, because Dondero was already in violation of the HSR Act as a result of failing to make a required HSR filing in connection with his exercise of Motient stock options in February 2005.

         20. After the April 2005 Series A transaction closed, Motient also discovered an error in the description of the restricted voting rights contained



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in the Certificate of Designation filed in connection with that transaction.
More specifically, the Certificate of Designation for the Series A Preferred Stock, as originally filed, mistakenly stated that the Series A Preferred Stock was only entitled to vote to approve adverse changes to the rights of the Series A Preferred Stock. Motient's management brought this error to the Board's attention in a memorandum circulated to Board members on July 25, 2005.

         Dondero's Conduct.
         ------------------

         21. On July 29, 2005, Motient's Board convened a teleconference, in which Dondero declined to participate. During that conference, the Board approved the filing of a Certificate of Corrections to accurately set forth the intended voting rights of the Series A Preferred Stock (which, as set out in such Certificate, included not only the right to vote to approve changes adverse to the rights of the Series A Preferred Stock, but also the right to vote to elect two directors in the event of certain dividend arrearages or other defaults with regard to the Series A Preferred Stock). During that same teleconference, the Board also agreed that, notwithstanding the Certificate of Corrections, the technical error in documenting the stated voting rights of the Series A Preferred Stock could create potential confusion regarding the voting rights and validity of the Series A Preferred Stock (because Motient's Certificate of Incorporation does not allow Motient to issue any class of non-voting stock).

         22. After being informed that such potential confusion could possibly prevent Motient from obtain accounting consents required to register the common stock underlying the Series A Preferred Stock, the Board resolved to remedy any potential uncertainty by initiating an exchange offer to allow the investors who purchased the Series A Preferred Stock to exchange, on a one-for-one basis, their Series A Preferred Stock for new shares of Series B Preferred Stock, issued pursuant to a Certificate of Designation that will confer voting rights similar to those set forth in the Certificate of Corrections for the Series A Preferred Stock.



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

         23. After being informed of the potential problem with registration of the Series A Preferred Stock in the confidential July 25 memorandum to the Board, Dondero set aside his obligations to Motient and its shareholders and instead pursued his personal agenda at Motient's expense. Accordingly, he first declined to participate in the Board meeting at which the rest of Motient's Board, acting in the best interest of all of Motient's shareholders, approved the course of action that would ameliorate any problem that might otherwise have arisen by virtue of Motient's April 2005 effort to accommodate Dondero's HSR concerns. Next, Dondero deliberately embarked on a course of action designed to capitalize on the potential problem--exacerbating it, and calling it to the attention of other holders of the Series A Preferred Stock and the investment community in general--to the detriment and injury of Motient and its shareholders.

         24. More specifically, approximately three weeks after Motient's management informed the Board about the error in the original Certificate of Designation, Dondero caused his Highland Entities to sue Motient in the courts of Dallas County. Dondero's Dallas County lawsuit against Motient is premised on the notion that he was somehow damaged when the Certificate of Designation for the Series A Preferred Stock was corrected to give his Highland Entities more rights than they purportedly expected. That case was assigned to the 101st Dallas County Judicial District Court and is styled Highland Crusader Offshore Partners, L.P. et al. v. Motient Corporation, Cause No. 05-7996-E.

         25. Not satisfied with filing and publicizing a rescission lawsuit against Motient--and aware of the notoriety he could achieve by suing a well-respected law firm for malpractice--Dondero engaged his "plague of locusts" law firm to sue Andrews Kurth LLP, Motient's outside law firm. That case was also assigned to the 101st Dallas County Judicial District Court and is styled Highland Crusader Offshore Partners, L.P. et al. v. Andrews Kurth LLP, Cause No. 05-08331.



                                                                          PAEG 8

         26. Dondero's efforts to harm Motient in pursuit of his personal interests did not stop there. Approximately three weeks after filing his Texas action against Motient, Dondero also filed a class action complaint in Delaware against Motient and its board, seeking to enjoin the proposed exchange offer. Thus, Dondero deliberately and publicly opposed an offer that would have benefited Motient, its common stockholders, and the holders of the Series A Preferred Stock.

         27. Notably, other than Dondero's lawsuits, Motient to date has received no indication of any objections to the Exchange Offer, either in public filings or in one-on-one communications with Motient, from any holders of the Series A Preferred Stock. No investor other than Dondero has filed suit against Motient or its Board of Directors. No investor other than Dondero has sued for rescission of the purchase. No other investor has sued Motient's outside corporate counsel for malpractice in carrying out the pre-issuance demand of Highland. And no other investor has filed suit to enjoin the Exchange Offer.

         28. Dondero's personal efforts to harm Motient were also evidenced by his conduct with respect to Motient's recent decision to seek a listing on the NASDAQ stock exchange. During the process of applying for such a listing, NASDAQ informed Motient that it would need to restructure its Board committees to comply with NASDAQ rules regarding disinterested directors. As part of the effort to comply with such rules, the Board determined that Dondero's participation as a lender in Motient's term credit facility precluded him, under NASDAQ rules, from being classified as "independent" and therefore from sitting on the Board's Compensation Committee. This action angered Dondero. Accordingly,



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he unsuccessfully fought to remain on the Compensation Committee, because, in his words, "it increases my power and power is leverage."

         29. Shortly after the Board's decision to remove Dondero from the Compensation Committee to comply with NASDAQ rules and regulations, Dondero made vague and unsubstantiated complaints to Motient's Audit Committee about improper self-dealing and lack of disclosure against certain members of Motient's current and former Board, certain members of management, and certain consultants, advisors, and shareholders. Despite Dondero's refusal to provide any evidence to substantiate his allegations, the Audit Committee agreed to conduct a comprehensive investigation into his allegations and to report its findings as quickly as possible.

         30. The NASDAQ listing would be a boon to Motient and a substantial benefit to shareholders who do not share Dondero's personal agenda. Dondero's resistance to steps essential to achieving the NASDAQ listing thus further evidenced his determination to advance his personal agenda and his financial interests at the direct expense of Motient and its shareholders.

         31. At approximately the same time as the approval of the exchange offer and a couple of months after the restructuring of the Board committees in order to facilitate NASDAQ registration, Motient's Board directed management to explore and pursue a transaction in which Motient would acquire, in exchange for Motient stock, the remaining ownership interests in two companies of which Motient was already a substantial owner, including MSV (the "Roll-Up Transaction"). Dondero immediately determined to publicly oppose the Roll-Up Transaction, perhaps because of his perception that the Board would be reconstituted after the Roll-Up Transaction and might not include him.



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         32. Dondero expressed his objections to the Roll-Up Transaction to the
Board, but in light of the fact that such transaction involved matters of business judgment--as to which it would be difficult for him to prevail against an otherwise unanimous Board--he also began publicly making the same vague and unsubstantiated allegations he had recently made to Motient's Audit Committee about improper self-dealing and lack of disclosure against certain members of Motient's current and former Board, certain members of management, and certain consultants and advisors.

         33. As part of his new public campaign to depress Motient's stock price, Dondero also began calling certain Motient investors, during which calls Dondero admittedly discussed certain matters concerning Motient that the Board believes were material and nonpublic. During those calls, Dondero also informed Motient shareholders (among other things) that there were "real shenanigans" going on at Motient and that "bad things will be happening to Motient stockholders." Motient only learned about such calls because some of the Motient investors Dondero called felt compelled to report what they described as unprecedented calls from a company's director.

         34. After asking the Audit Committee to fully investigate his allegations, and just days after informing the Audit Committee that he would wait until the results of their investigation before taking any further action, Dondero opened the next front in his war to depress Motient's stock price by filing a purported derivative action against Motient's Board in Delaware chancery court in which he again repeated his unsubstantiated allegations.

         35. Shortly after Dondero filed his derivative action, the Audit Committee concluded its comprehensive independent investigation into all of Dondero's allegations and found that Dondero's allegations were completely lacking in merit. Such findings have now been publicly announced in a press



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release. Nevertheless, to date, Dondero has not dismissed his derivative suit.

         36. Dondero has also refused to respond to requests from the Board's nominating committee for information concerning the details of the calls Dondero has initiated to Motient's investors. As a result of Dondero's refusal to cooperate with the nominating committee's investigation into Dondero's conduct, the committee has been unable to complete that investigation.

         37. Most recently, on October 11 and 14, 2005, Dondero filed two
Schedule 13D amendments with the SEC in which he publicly and unabashedly (i) disparaged Motient and its Board, and (ii) questioned the value of Motient's most valuable asset--its investment in MSV. Dondero also included in such filing certain information that he had earlier presented to the Board--which was appropriate for presentation in the context of a confidential Board meeting but the public dissemination of which was calculated to injure Motient and make it difficult for Motient to pursue its business plans. Dondero punctuated his tirade in the amendments by disclosing that he was considering buying additional Motient stock in the open market.

         38. In the short time since Dondero began his public campaign to manipulate and depress Motient's stock price, the market price for Motient's stock has dropped from over $23 per share to $17 per share, an estimated loss to Motient's market capitalization of over $400 million.

         Motient's Damages
         -----------------

         39. Plaintiff repeats and realleges the allegations in the preceding paragraphs as if fully set forth herein.

         40. Dondero's actions in violation of his fiduciary duties, as more fully set forth above, have caused damages to Motient measured by (inter alia) the following:



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         a.       the attorneys' fees and other expenses incurred by Motient in defending the several lawsuits filed by Dondero;

         b. the attorneys' fees and other expenses incurred by members of Motient's Board of Directors in defending Dondero's Delaware derivative lawsuit, for which Motient may be obligated to indemnify its directors;

         c. the attorneys' fees and other expenses incurred by Motient in the conduct of the Audit Committee investigation of Dondero's unfounded allegations;

         d. the attorneys' fees and other expenses incurred by Motient in the conduct of the Nominating Committee investigation of Dondero's apparent improper communications with other shareholders; and

         e. damages resulting from the delay in completing the Exchange Offer and the Roll-Up transaction, along with other damages that have been or will be suffered by Motient as a result of Dondero's conduct.

                              VI. CAUSES OF ACTION
                                  ----------------

                                    COUNT ONE

                     Breach of the Fiduciary Duty of Loyalty

         41. Plaintiff realleges and reaffirms the allegations in the preceding paragraphs as if fully set forth herein.

         42. Dondero is a director of Motient. As a director, he owes Motient and its shareholders a fiduciary duty of loyalty.

         43. Dondero has violated his fiduciary duty of loyalty by revealing confidential and proprietary information to third parties for his own gain and at the expense of Motient and its stockholders. Dondero has also violated his fiduciary duty of loyalty by engaging in a course of litigation that is contrary to his fiduciary duties and the best interests of Motient and its shareholders.

         44. Due to Dondero's course of conduct constituting breaches of his fiduciary duties as a member of the Board, Motient is subject to continued



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imminent harm. Motient will be irreparably harmed by this conduct. There is no adequate remedy at law for these breaches of fiduciary duty.

         45. Accordingly, Plaintiff is entitled to a judgment (i) declaring that Dondero has breached his fiduciary duties to Motient and its stockholders, and
(ii) enjoining Dondero from disclosing any of Motient's confidential and/or proprietary information to any third parties and from otherwise taking any actions detrimental to Motient.

         46. Alternatively, Plaintiff has been damaged by Dondero's actions. Plaintiff seeks an award of monetary damages for Dondero's conduct.

                                   COUNT TWO

                      Breach of the Fiduciary Duty of Care

         47. Plaintiff realleges and reaffirms the allegations in the preceding paragraphs as if fully set forth herein.

         48. Dondero is a director of Motient. As a director, he owes Motient and its shareholders a fiduciary duty of care.

         49. Dondero has violated his fiduciary duty of care by failing to properly consider additional material information in connection with the Roll-Up Transaction.

         50. Due to Dondero's course of conduct constituting breaches of his fiduciary duties as a member of the Board, Motient is subject to continued imminent harm. Motient will be irreparably harmed by this conduct. There is no adequate remedy at law for these breaches of fiduciary duty.

         51. Accordingly, Plaintiff is entitled to a judgment (i) declaring that Dondero has breached his fiduciary duties to Motient and its stockholders, and
(ii) enjoining Dondero from disclosing any of Motient's confidential and/or proprietary information to any third parties and from otherwise taking any actions detrimental to Motient.



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         52. Alternatively, Plaintiff has been damaged by Dondero's actions.
Plaintiff seeks an award of monetary damages for Dondero's conduct.

                                   COUNT THREE

                        Breach of the Duty of Good Faith

         53. Plaintiff realleges and reaffirms the allegations in the preceding paragraphs as if fully set forth herein.

         54. Dondero is a director of Motient. As a director, he owes Motient and its shareholders a duty of good faith.

         55. Dondero has violated his duty of good faith by revealing confidential and proprietary information to third parties for his own gain and at the expense of Motient and its stockholders. Dondero has also violated his duty of good faith by engaging in a course of litigation that is contrary to his fiduciary duties and the best interests of Motient and its shareholders.

         56. Due to Dondero's course of conduct constituting breaches of his fiduciary duties as a member of the Board, Motient is subject to continued imminent harm. Motient will be irreparably harmed by this conduct. There is no adequate remedy at law for these breaches of fiduciary duty.

         57. Accordingly, Plaintiff is entitled to a judgment (i) declaring that Dondero has breached his fiduciary duties to Motient and its stockholders, and
(ii) enjoining Dondero from disclosing any of Motient's confidential and/or proprietary information to any third parties and from otherwise taking any actions detrimental to Motient.

         58. Alternatively, Plaintiff has been damaged by Dondero's actions. Plaintiff seeks an award of monetary damages for Dondero's conduct.



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


                                   COUNT FOUR

                                Exemplary Damages

         59. Plaintiff realleges and reaffirms the allegations in the preceding paragraphs as if fully set forth herein.

         60. The harm caused to Motient by Dondero resulted from fraud, malice, and/or gross negligence on the part of Dondero. Motient is accordingly entitled to recover exemplary damages against Dondero.

                                VII. JURY DEMAND
                                     -----------

         61. Motient demands a trial by jury on the issues in this case.

                         VIII. RELATED CASE DISCLOSURE
                               -----------------------

         62. Pursuant to Dallas County Local Rule 1.08, Motient discloses that this action is related to the following case: Highland Crusader Offshore Partners, L.P. et al. v. Motient Corporation, Cause No. 05-07996, pending in the 101st Judicial District Court, Dallas County, Texas.


                             IX. REQUEST FOR RELIEF
                                 ------------------

             WHEREFORE, Motient respectfully requests that the Court grant Motient the following relief:


     a. A declaratory judgment that Dondero breached his fiduciary duty of loyalty to Motient;

     b. A declaratory judgment that Dondero breached his fiduciary duty of care to Motient;

     c. A declaratory judgment that Dondero breached his duty of good faith to Motient;

     d. An injunction against Dondero enjoining him from continuing to breach his fiduciary duties to Motient by engaging in the conduct described in this Petition;

     e. An award of damages to Motient in an amount to be determined at trial to have been caused by Dondero's breach of fiduciary duties, including its expenses and costs of litigation;



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     f.   An award of exemplary damages in an amount to be determined at trial;
          and

     g.   Such further relief as this Court shall deem just and proper.















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Dated: October 19, 2005.

                                      Respectfully submitted,


                                                 /s/ T. Ray Guy
                                      -----------------------------------------
                                      T. Ray Guy
                                      State Bar No. 08648500
                                      Robert R. Summerhays
                                      State Bar No. 00791759
                                      Nicole S. Gambrell
                                      State Bar No. 24012670
                                      Paige Holden Montgomery
                                      State Bar No. 24037131

                                      WEIL, GOTSHAL & MANGES LLP
                                      200 Crescent Court, Suite 300
                                      Dallas, Texas  75201-7830
                                      Telephone:  (214) 746-7700
                                      Facsimile:  (214) 746-7777

                                      ATTORNEYS FOR PLAINTIFF
                                      MOTIENT CORPORATION




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